EXHIBIT 99.01


OGE ENERGY CORP.'S ENOGEX SUBSIDIARY
COMPLETES TRANSOK LLC ACQUISITION ON SCHEDULE

     OKLAHOMA CITY - OGE Energy Corp. (NYSE: OGE) announced today that its Enogex Inc. subsidiary has completed the acquisition of Transok LLC, a gatherer, processor and transporter of natural gas in Oklahoma and Texas.
     Enogex announced plans May 17 to purchase Transok from Houston-based Tejas Gas LLC, an affiliate of Shell Oil Company, for $701 million.
     "Our goal was to bring closure to this acquisition within a very short timeframe," said Steven E. Moore, OGE Energy chairman, president and chief executive officer. "We moved quickly through regulatory review, arranged the necessary financing and made significant progress toward integration without wavering from our initial timeframe. We believe that the expediency of this acquisition sets it apart from others in the industry due to the fact that we were able to close in such short order."
     Integration of the Transok system with the Enogex network of pipelines will bring the total to about 10,000 miles of pipe with the capacity to transport more than 3 billion cubic feet of gas per day to a number of end-users and pipelines. Combined natural gas storage capacity will be nearly 23 billion cubic feet. Together, the companies have interests in 15 gas processing plants.
     "We are very excited about the possibilities this acquisition creates for OGE and Enogex," said Roger Farrell, Enogex president and chief executive officer. "It will provide our producers and transportation customers with greater options and position us to compete favorably in a deregulated marketplace. Equally important, we expect this acquisition to deliver positive earnings during its first full year of operation."
     "These two organizations fit well strategically and present myriad opportunities for growth and cost savings," Farrell said. "More importantly, the combination of these two companies and the skill sets associated with each create the strong, versatile platform needed to compete in the converging energy market."

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     He added that he was very impressed  with  Transok's  employees and assets, but as is the case with  most  acquisitions,  some jobs will be lost.  "It's the
unfortunate   circumstance  and  perhaps  the  most  difficult  aspect  of  this acquisition," he said. "We don't take it lightly."
     Enogex Inc., a subsidiary of OGE Energy, is a non-regulated natural gas gathering, processing, transportation, production, and energy services company with principal pipeline operations in Oklahoma, Arkansas, and Texas. OGE Energy also is the parent of Oklahoma Gas and Electric Company, a regulated electric utility with nearly 700,000 customers in Oklahoma and western Arkansas.